Exhibit 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 3, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Great Wall Builders, Ltd but never audited or reviewed any of the financial statements of the Company prior to our resignation on August 31, 2009.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated September 1, 2009, and we agree with such statements contained therein, except for the statement that we were dismissed.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs